SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 18, 2023

Quality Industrial Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-56239	35-2675388
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

315 Montgomery Street San Francisco, CA	94104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800)-706-0806

______________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into A Material Definitive Agreement

As previously reported, on June 30, 2022, our majority shareholder, Ilustrato Pictures International Inc., entered into a binding letter of intent (the “Agreement”) for our company to purchase 51% of the outstanding shares of Quality International Co Ltd FZC, a United Arab Emirates headquartered company (“Quality International”), from the shareholders of Quality International. Quality International is a revenue generating company that manufactures custom solutions for the Oil and Gas, Energy, Water Desalination, Wastewater, Offshore and Public Safety sectors.

The Agreement contemplated a period of due diligence and revaluation followed by entry into a definitive Stock Purchase Agreement. On January 18, 2023, we entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”) with the shareholders of Quality International, which agreement provided for our purchase of 52% (increased by 1% over the Agreement) of the shares of Quality International Co Ltd FZC (the “Shares”).

The purchase price for the Shares shall be up to $137,000,000 in cash, paid in six tranches, subject to the achievement of financial milestones presented in a schedule of payments which are set forth in the Purchase Agreement.

We have paid the first tranche of $1 million with $81 million to be paid under the second and third tranches over the next 210 calendar days. The remaining $55 million under the Purchase Agreement will be paid out in three further tranches conditional upon Quality International meeting minimum audited EBITDA targets for 2023 and 2024. The final tranche payment is scheduled to be made following the provision of audited financials for the year ended 2024.

We will occupy two non-paid board seats of Quality International and there shall be two other non-paid board seats for existing Quality International shareholders. A final board seat will be independent and chosen by us and Quality International’s shareholders.

The Purchase Agreement also contains certain restrictive covenants whereby, among other things, the shareholders selling the Shares are prohibited from (a) competing with the business of the Quality Industrial, (b) soliciting employees of Quality International and (c) intentionally interfering with Quality International’s business relationships, in each case during the two-year period immediately following the final payment required under the Purchase Agreement.

The Purchase Agreement contains customary representations and warranties of the parties, including, among others, with respect to corporate organization, capitalization, corporate authority, financial statements, and compliance with applicable laws. The representations and warranties of each party set forth in the Purchase Agreement were made solely for the benefit of the other parties to the Purchase Agreement, and investors are not third-party beneficiaries of the Purchase Agreement. In addition, such representations and warranties (a) are subject to materiality and other qualifications contained in the Purchase Agreement, which may differ from what may be viewed as material by investors, (b) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement and (c) may have been included in the Purchase Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding any of the parties or their respective businesses.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 2.1 hereto and which is incorporated herein by reference.

2

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

2.1	Stock Purchase Agreement, dated January 18, 2023

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quality Industrial Corp.

/s/ John-Paul Backwell

John-Paul Backwell, CEO

Date: January 18, 2023

4